Exhibit 99.2

SOHU.COM

FOURTH QUARTER AND FISCAL 2005 EARNINGS REPORT CONFERENCE CALL

Conference Call Script

SOHU’s management team will host a conference call on the same day at 8:00 PM EST, February 6, 2006 (or 9:00 AM, February 7, 2006 Beijing/Hong Kong time) following the quarterly results announcement.

To listen to the conference call, please use the dial in numbers below:

CHINA A Toll Free Number: +1 0800 744 0091

CHINA B Toll Free Number: +1 0800 440 0091

HONG KONG Toll Number: +852 3002 8537

USA Toll Number: +1 800 218 9073/ +1 303 262 2050

No passcode needed.

Speaker dial in: +1 800 219 6110/+ 1 303 262 2051

Operator: Turns over call to Ingrid

Ingrid

Thank you for joining Sohu.com to discuss our Fourth Quarter and Fiscal 2005 Results. On the call today are:

Charles Zhang, Chairman of the Board and CEO, and Carol Yu, Chief Financial Officer.

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue, online games and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call over to Charles Zhang, Chairman and CEO.

Charles?

Charles:

Thank you all for joining our conference call today.

To start, there is one key message that I want to emphasize on our call today and that is our commitment to our core advertising business –both brand and search- remains firm and the growth that we have seen in this past quarter and throughout 2005 is representative of our growing strength in China’s online advertising market. We look to further drive our business through continued development and rollout of our own innovative products and services to drive increased traffic and usage on our sites.

Now, I would like to discuss highlights for the quarter.

We reported record total revenues of $30.5 million, growing 8% sequentially and 27% year-on-year, exceeding company guidance.

Let me discuss the progress of our main business lines:

Advertising

Overall, we have seen a healthy fourth quarter and 2005 fiscal year in the advertising business. Advertising revenues for the fourth quarter were $20.3 million, up 8% quarter on quarter, which exceeded our guidance. For the full fiscal year 2005, advertising revenues grew 27% year over year, also exceeding our guidance of 20% to 25% year over year growth.

Brand advertising revenues were $16.9 million dollars and sponsored search accounted for $3.4 million dollars, a sequential increase of 8% and 7% respectively in a traditionally weak quarter and a year-on-year increase of 28% and 27% respectively. I’d like to give an overview of brand advertising first.

In brand advertising, the 8% sequential revenue growth was primarily due to heavy advertising spending sectors such as information technology, automobile and real estate. On the other hand, sectors that have experienced the fastest growth for the quarter have been financial services, travel and health care.

More specifically, there are two very important underlying factors which are at the core of our brand advertising strength and strong future growth outlook.

•	First, Sohu’s Olympics sponsorship role is a near-term and long-term growth catalyst for our brand advertising business.

The fourth quarter was the first quarter of constructing, operating and hosting the official Beijing 2008 Olympics website. The website, beijing2008.com is now up and running in three languages – Chinese, English and French.

We are very excited about our role in the Olympics and this has been felt throughout the entire organization at Sohu. This is a point of extreme pride for myself and all Sohu employees.

Our Olympics sponsorship role is also an important recognition by the Chinese government that Sohu is THE premier Internet portal company and has enhanced our overall relationship with government agencies.

The overriding impact is the increased Sohu brand awareness and we have already seen the effect of Sohu’s branding power coming through from Fortune 1000 advertisers. In Q4, 2005, we already began signing new Olympic-related deals with Fortune 1000 advertisers, such as Lenovo and Audi China. We expect the impact to become even more magnified as the Beijing 2008 Olympics approaches.

•	Second, Sohu’s family of sites and innovative products continue to attract more traffic, increase stickiness and lead to more effective monetization with brand advertisers.

Sohu has more than 1000 content partners and has unique products such as Chinaren alumni club, and new products such as BBS, picture gallery and blogs. Traffic of our community-based products (i.e. BBS and picture gallery) has been increasing at a monthly rate of over 10% during Q4 2005.

As a result, Sohu’s combined family of web sites has achieved the No. 1 ranking of page views amongst ALL Chinese Internet portal companies, according to Alexa.com, and Sohu has widened its lead against its major competitor. Based on Alexa.com, as of mid January 2006, Sohu family traffic was more than 120% of our major competitor, in terms of page views. Turning to our portal site, sohu.com, we have narrowed the gap quite significantly compared to our major competitor just in the past few months with Sohu traffic on the rise, from representing 72% of that of our major competitor at the end of September 2005 to 87% as of mid January 2006. We have also been pleased to have higher stickiness with 12-13 page views per user vs. our competitor’s, 10-11. We would like to again emphasize, despite the above payoff in investment, Sohu has been able to maintain a higher gross margin of 74% vs. our competitor’s 68%.

In addition, we have also seen increased monetization of our new products. In Q4 2005, revenue from Chinaren and those new products such as BBS and picture bar increased by over 60% sequentially. Although this was off a relatively small base, we expect this area to continue to gain momentum going forward.

In sponsored search, the 7% sequential growth was driven by a significant increase in bid-listing revenues which accounted for 30% of our total sponsored search revenue compared with 23% in the third quarter. This shift in revenue mix was mainly due to the expansion of our web site alliance network and a growing acceptance of the ‘pay-for-click’ concept in China.

In late November, 2005, we also successfully launched Sogou 2.5 which increased the search database to two billion retrieved pages and 800 million indexed pages. In addition, Sogou 2.5 is a more intelligent version in terms of crawling, selecting and ranking the search results, thus providing users with more relevant, accurate and up-to-date web pages. Sogou 2.5 improves analysis capability to more effectively minimize dead and repetitive links. According to our internal data, Sogou traffic in the fourth quarter grew close to 40% compared with the third quarter and we believe this does not yet fully reflect the Sogou 2.5 upgrade as the new product did not fully ramp up until the end of December.

In addition, we continue to look for new and innovative ways to promote the Sogou brand via Sogou Supergirl contest and our national “spokesdog” search. The “spokesdog” search event has sparked great interest especially given that this year, 2006, is the Year of the Dog. It is important for us to brand Sogou as the search engine of choice custom-tailored to the needs of the Chinese community.

We remain confident that there will be strong growth for our advertising business over the next few years. The branding effect from the Olympic sponsorship will continue to have a significant impact on our ability to drive our advertising business going forward. We will also continue to focus on developing and fine-tuning our search product given the increasingly competitive search environment in order to position Sogou as one of the leading search engines in China.

For 2006, we are targeting full year advertising revenues to grow 25% year-on-year as we see continued healthy growth in brand advertising and more significant contribution from sponsored search advertising.

Turning to our wireless business, while our focus remains on our core advertising business, we have been happy to see a continuing steady recovery in our wireless business, with 7% sequential growth and 55% year-on-year growth in the fourth quarter to $7.2 million dollars. In addition, the growth of our wireless business was achieved with NO substantial increase in promotional expenses or revenue sharing percentage change. We are pleased that our wireless business has become increasingly stable in fiscal 2005.

We firmly believe it is important for Sohu to maintain a presence on the wireless side, and more specifically in WAP, in anticipation of the imminent launch of 3G mobile network in China (3G licenses are expected to be awarded this year and commercialization of the technology by 2007) and the burgeoning market that it will bring. With this in mind, we recently launched our WAP portal, a WAP version of our existing portal in a simplified format, in December 2005 and have seen traffic increase 80% in the subsequent two months. We have been able to capitalize on Sohu’s broad content strength from our portal and family of web sites. We believe that we will be able to continue to leverage our content strength in this area.

I would now like to turn the call over to our CFO, Carol Yu, for a financial review.

Carol:

Thank you Charles. I would like to take this opportunity to discuss some key financials for the fourth quarter and 2005 fiscal year.

I.	Revenues

We are pleased to report strong revenues of $30.5 million for the fourth quarter which exceeded our guidance. Revenues for fiscal 2005 were $108.3 million, a record in Sohu’s corporate history.

1.	Advertising

With advertising revenues of $20.3 million, we experienced a healthy 8% sequential and 28% year-on-year improvement. In fiscal 2005, total advertising revenues of 70.9 million grew 27% year-on-year.

2.	Wireless:

For the fourth quarter, wireless revenues were $7.2 million, up 7% quarter-on-quarter and 55% year-on-year. In fiscal 2005, total wireless revenues were $26.3 million, declining 28% year-on-year, reflecting Sohu’s strategy of shifting revenue mix to the core advertising business.

Let me give you a breakdown of the fourth quarter wireless revenue:

SMS revenues declined 3% to $4.2 million which was a result of technical problems with one of the operator’s network. These issues have already been resolved by the end of the fourth quarter.

WAP revenues were up 8% despite being impacted by China Mobile’s new policy in late November prohibiting all SPs from promoting paid services on any WAP networks except on China Mobile’s monternet platform.

MMS, IVR and Ring Back Tone services accounted for $0.9 million in total as compared to $0.5 million in the previous quarter.

Despite certain challenges, wireless revenues has experienced four consecutive quarters of cautious recovery.

3.	Other revenues:

Our other revenues mainly included online game revenues which grew 19% sequentially and 42% year-on-year to $1.7 million.

II.	Turning to our gross margins:

Overall gross margin for the fourth quarter was 66%, up from 65% in the previous quarter and down from 68% in the fourth quarter of 2004. In fiscal 2005, overall gross margin was 66%, down slightly from 67% in fiscal 2004.

Advertising gross margin was 74% in the fourth quarter, relatively flat from the previous quarter and down from 81% in the same period last year. In fiscal 2005, advertising gross margin was 75% compared with 78% for fiscal 2004.

Non-advertising gross margin was 50% for the fourth quarter, an improvement from 47% for the prior quarter and 42% in the fourth quarter of last year. In fiscal 2005, non-advertising gross margin was 50% compared with 54% in fiscal 2004.

III.	Operating expenses

For the fourth quarter, Sohu’s operating expenses totaled $14.2 million, increasing 25% from previous quarter and 37% year-on-year. The increase in expenses quarter-on-quarter primarily relates to costs associated with Sohu’s exclusive Olympics sponsorship role and additional advertising sales commissions payable to our sales teams totaling $1.4 million. More specifically, the increase of $1.4 million sales commissions can be attributed to two factors. First, consistent with Sohu’s previous policy, commission expenses payable to our sales teams were recorded upon actual cash collection of advertising revenue. During the fourth quarter, as our cash collection was much higher than that of last quarter, related sales commissions increased by $0.7 million. Second, as of December 31, 2005, in view of the Company’s implementation of tighter credit controls and an increase in the overall credit-worthiness of its customers, the Company determined that sales commissions should be recorded upon recognizing advertising revenue. As a result, we recorded an additional accounting adjustment of $0.7 million of sales commissions relating to revenue recorded but not yet collected.

IV.	Operating Profit Margin

Operating profit margin in the fourth quarter was 19%, down from 25% in the previous quarter and 25% in the same period last year. Operating profit margin in fiscal 2005 was 23%, down from 33% in fiscal 2004.

Before the inclusion of the newly required stock based compensation expense, we estimate operating profit margin will resume back to mid twenties level for the first quarter of 2006.

V.	Other Income

For the fourth quarter, Sohu’s other income totaled $2.4 million. This included a gain of $1.2 million arising from the repurchase of convertible notes with face value of $15.22 million at a discount. In addition, due to an exemption regarding payment of certain taxes and receipts of tax refunds by our China subsidiaries, we have also recorded approximately $1.2 million gain of other income.

VI.	Net Income

Net income for the fourth quarter was $8.9 million or 23 cents per fully diluted share. This compares to net income of $8.0 million or 21 cents per fully diluted share for the previous quarter and $6.5 million or 17 cents per fully diluted share for fourth quarter of 2004. For fiscal 2005, net income was $29.8 million or 77 cents per fully diluted share compared to net income of $35.6 million or 89 cents per fully diluted share in fiscal 2004.

VII.	Balance Sheet.

Let me now make a few comments on the Balance Sheet.

As of December 31, 2005, Sohu’s cash, cash equivalents and investments in marketable debt securities was $134 million, compared to $132 million as of end of last quarter and $141 million December 31, 2004. During the year, the Company completed a $13.8 million stock repurchase program and the above mentioned repurchase of convertible notes.

As of December 31, 2005, our net accounts receivable balance was $ 19.3 million, reduced by $4 million as compared to last quarter. This includes $14.3 million related to our advertising business and $3.5 million related to our wireless business. During the fourth quarter, we managed to collect sales proceeds totaling $23.3 million for our advertising business. Such collections resulted in a drop in our DSO for the fourth quarter to 62 days compared to 82 days in the previous quarter. Fourth quarter advertising DSO was also reduced to 77 days, significantly down from 105 days for the third quarter. This demonstrates our efforts in closely monitoring our accounts receivable are paying off.

As of December 31, 2005, our bad debt provision amounted to $1.2 million, compared to $1.7 million as of September 30, 2005. While we consider this level of bad debt provision to be still relatively low as compared to our level of advertising sales, we continue to remain prudent in our revenue recognition policy and strengthening our credit extension.

VIII.	And finally, our Business Outlook

You will find detailed guidance for the first quarter 2006 in our earnings release, but I would like to highlight:

1)	Sohu estimates total revenues to be between $28.0 to $30.0 million, with advertising revenues of $19.0 to $20.0 million and non-advertising revenues of $9.0 to $10.0 million;

2)	Sohu estimates stock based compensation expense to be between $1.7 to $1.8 million. In addition, starting from January 1, 2006, the applicable PRC income tax rate of Sohu has increased to 7.5%. Sohu estimates that PRC income tax expense to be between $0.5 to $0.7 million. The total impact of these two expenses is expected to reduce Sohu’s fully diluted earnings per share by 5 to 6 cents; and

3)	After deducting the stock based compensation and PRC income tax expense mentioned above, Sohu estimates fully diluted earnings per share for the first quarter of 2006, under US generally accepted accounting principles, to be between 14 to 16 cents.

In summary, we are pleased with our fourth quarter and fiscal 2005 results and believe we are well positioned for growth in 2006. Our healthy brand advertising business combined with a steadily improving search product further supplemented by cautious recovery on the wireless side are all positive factors as we look ahead into 2006 and beyond. We view the Olympic sponsorship as a strong growth catalyst and affirmation of Sohu’s long term leadership in this dynamic online environment. We remain confident that our positioning and forward strategy contains the optimal mix of what is needed to do to drive results and increase shareholder value.

That concludes my presentation. Thank you for your attention. I would like to now open the floor for questions. Operator?

(Q&A Session)

Ingrid- Closing Remarks

We would like to thank everyone for participating in today’s call. Please feel free to contact us with any additional questions that you may have. Thank you.